EXHIBIT 21.1

Subsidiaries of Digital River, Inc.

CCNow, Inc., a Minnesota corporation

Digibuy, Inc., a Minnesota corporation

Digital River, Inc., a Minnesota corporation

Digital River E-Business Services, Inc., a Delaware corporation

Digital River UK, Limited, a United Kingdom corporation

DR Express, Inc., a Delaware corporation

DR E-Subscription Services, Inc., a Delaware corporation

DR Acquisition 03-F, Inc., a Minnesota corporation

Emetrix, Inc., a Minnesota corporation

FreeMerchant, Inc., a Minnesota corporation

GameZone Online, Inc., a Minnesota corporation

Orbit Commerce, Inc., a Minnesota corporation

Reg.Net, Inc., a Minnesota corporation

RegNow, Inc., a Minnesota corporation

RegSoft, Inc., a Minnesota corporation

RegSoft.com, Inc., a Georgia corporation